Exhibit 10.14

FIFTH AMENDMENT TO CONSIGNMENT AGREEMENT

THIS FIFTH AMENDMENT TO CONSIGNMENT AGREEMENT (this “Amendment”) is made as of the 28th day of March, 2008, by and among THE BANK OF NOVA SCOTIA, a Canadian chartered bank (“Consignor”), and AGY HOLDING CORP., a Delaware corporation (“Holding”), AGY AIKEN LLC, a Delaware limited liability company (“Aiken”), and AGY HUNTINGDON LLC, a Delaware limited liability company (“Huntingdon”; Holding, Aiken and Huntingdon are herein collectively referred to as “Customer”).

WITNESSETH THAT:

WHEREAS, Consignor (as assignee of Bank of America, N.A.) and Customer are parties to a certain Consignment Agreement dated as of August 25, 2005, as amended by a First Amendment to Consignment Agreement dated as of April 7, 2006, a Second Amendment to Consignment Agreement dated as of April 21, 2006, a Third Amendment to Consignment Agreement dated as of October 25, 2006, and a Fourth Amendment to Consignment Agreement dated as of September 14, 2007 (as amended, the “Consignment Agreement”); and

WHEREAS, the parties hereto desire to amend certain provisions of the Consignment Agreement as hereinafter provided.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Capitalized Terms.

Capitalized terms used in this Amendment without definition herein shall have the meanings given to such terms in the Consignment Agreement.

2.	Amended Definitions.

The definition of the term “Consignment Limit” as set forth in Section 1.01 of the Consignment Agreement is hereby amended to read in its entirety as follows:

““Consignment Limit” means (a) the least of:

(i) Sixty-Nine Million Six Hundred Thousand Dollars ($69,600,000),

(ii) the value (as determined in accordance with Section 2.02) of 32,000 fine troy ounces of Platinum, and

(iii) an amount calculated as the sum of (x) Forty-Two Million Dollars ($42,000,000) plus (y) an amount calculated from time to time as (I) two (2.0) multiplied by (II) the then available undrawn face amount of all Letters of Credit securing this Agreement minus the amount of such Letters of Credit provided by Customer to Consignor for the purposes of, or required to satisfy Customer’s obligations under, Section 2.10(d) and/or Section 7.11 hereof; or

(b) such other limit as Consignor and Customer may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit C attached hereto and made a part hereof.”

3.	Section 2 Amendments.

(a) Section 2.08(a) of the Consignment Agreement is hereby amended to read in its entirety as follows:

“(a) If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit (the differential being referred to herein as the “Overadvance”), Customer will promptly, upon notice or demand by Consignor, either:

(i) make payment to Consignor, as provided in Section 2.03(f) hereof, for Consigned Precious Metal having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

(ii) deliver and return to Consignor, either physically at Consignor’s vault in New York, New York, or to Consignor’s pool accounts, loco Zurich or through a recognized third party, reasonably acceptable to Consignor, Precious Metal free and clear of all Liens having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit; or

(iii) so long as the aggregate Consignment Facility Indebtedness is less than the amount set forth in clause (a)(i) of the definition of “Consignment Limit”, (A) deliver to Consignor on the date such Overadvance occurs, cash collateral in the possession and control of Consignor in an amount equal to the amount of such Overadvance, and (B) within three (3) Business Days of the occurrence of such Overadvance, deliver to Consignor one or more additional Letters of Credit in available aggregate face amount sufficient to bring the Consignment Facility Indebtedness to a level equal to or below the Consignment Limit (in which event such cash collateral shall be surrendered to Customer);

provided, however, that, in addition to the foregoing or instead of giving notice and demand to Customer as set forth above, Consignor may at its option draw under the Letters of Credit and apply the proceeds to payment of outstanding and unpaid Consignment Facility Indebtedness and then in accordance with clause (i) above.”

(b) Sections 2.12(d) and (g) of the Consignment Agreement are hereby amended to read in their entirety, respectively, as follows:

“(d) All Obligations shall also be secured by all Letters of Credit, if any, provided to Consignor pursuant to this Agreement. Customer hereby covenants and agrees to maintain Letters of Credit in the possession of Consignor having an aggregate available and undrawn face amount equal to or greater than the amounts required to satisfy Customer’s obligations under (a) Section 2.10(d), (b) Section 7.11 and (c) the definition of “Consignment Limit” in Section 1.01 (subject to the provisions of Section 2.08(a)(iii) hereof). In the event that Consignor shall determine that the financial institution issuing any Letter of Credit is no longer acceptable to Consignor, Customer shall within twenty (20) days of receipt of notice of such determination from Consignor, cause a new Letter of Credit to be issued to Consignor in compliance with the terms of this Agreement by a financial institution acceptable to Consignor.”

“(g) If at any time, for a period of ten (10) consecutive Business Days, the aggregate undrawn available face amount of all Letters of Credit exceeds the aggregate amount of outstanding Obligations (and in the case of Fixed Rate Consignment Obligations described in Section 2.10(d) hereof, one hundred five percent (105%) of such Obligations and Consigned Precious Metal as provided in Section 2.10(d)), Consignor shall, unless an Event of Default has occurred and is continuing, or would result therefrom, or Customer’s Consignment Facility Indebtedness is or would as a result thereof be greater than the Consignment Limit, promptly return to Customer in response to Customer’s request therefor, Letters of Credit in an amount equal to such excess or if such return cannot be accomplished due to the amounts of such Letters of Credit, accept replacement Letters of Credit such that such excess is eliminated.”

4.	Section 8.01 Amendments.

Section 8.01 of the Consignment Agreement is hereby amended:

(a) by amending Paragraph (c) thereof to read in its entirety as follows:

“(c)(i) default in the due observance or performance of, or compliance with, any covenant or agreement contained in either of Sections 7.04 or 7.08; or (ii) default in the due observance or performance of, or compliance with, any covenant or agreement contained in Section 2.12(d); or (iii) default in the due observance or performance of any covenant or agreement contained in either of Sections 7.11 or 7.12 and continuance thereof for a period of five (5) Business Days; or (iv) default in the due observance or performance of, or compliance with, any other covenant or agreement contained in Section 7 and continuance thereof for a period of ten (10) Business Days;”

(b) by adding thereto an additional Event of Default which shall be designated as Paragraph (n) and which shall read in its entirety as follows:

“or (n) Customer shall fail to renew any Letter of Credit, or any extension(s) or replacement(s) therefor, at least twenty (20) days prior to its scheduled expiry date, if any; or the issuer of any Letter of Credit shall seek to modify, revoke or terminate its liability under any Letter of Credit, or any Governmental Authority shall seek to limit, defer, postpone or terminate Consignor’s rights or the issuer’s liability under any such Letter of Credit;”

and (c) by adding the following sentence at the end of said Section 8.01:

“Notwithstanding the foregoing, upon the occurrence of any Event of Default, Consignor may realize upon and draw under the Letters of Credit without notice or demand to Customer. In the event Consignor elects to realize upon the Letters of Credit, it shall first convert where necessary any amounts due in respect of Consigned Precious Metal outstanding hereunder, or a portion thereof, into a dollar-denominated obligation in accordance with Section 2.02 or based upon then available spot market valuations for Precious Metal.”

5.	Representations and Warranties.

Customer hereby represents and warrants to Consignor that (a) on and as of the date hereof, Customer is not in default of any covenant set forth in the Agreement, as amended hereby, and (b) except as may be disclosed in writing to Consignor contemporaneously with Customer’s execution hereof, restates as of the date hereof and incorporates herein by reference all representations and warranties set forth in the Agreement, except that for the purposes of such incorporation by reference, the term “this Agreement” shall be amended to read “this Amendment.”

6.	Applicable Law.

This Amendment and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

7.	Integration.

This Amendment is intended by the parties as the final, complete and exclusive statement of the amendment intended hereby. The Agreement, as amended hereby, may not be amended or modified except by a written instrument describing such amendment or modification, executed by Customer and Consignor.

8.	Expenses.

Customer hereby covenants and agrees to pay all out-of-pocket expenses, costs and charges incurred by Consignor (including reasonable fees and disbursements of counsel) in connection with the preparation and implementation of this Amendment.

9.	Effectiveness of Amendment.

The effectiveness of this Amendment is conditional upon the execution and delivery of (a) this Amendment by the parties named below, and (b) a First Amendment to Intercreditor Agreement in form and substance acceptable to Consignor by Customer and all parties to the Intercreditor Agreement dated October 25, 2006.

10.	Reaffirmation.

Except as amended hereby, the Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

11.	Counterparts.

This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the undersigned parties have caused this Fifth Amendment to Consignment Agreement to be executed by their respective duly authorized officers as of the date first above written.

AGY HOLDING CORP.

By:	/s/ Wayne Byrne
Name:	Wayne Byrne
Title:	Chief Financial Officer

AGY AIKEN LLC

By:	AGY Holding Corp., its sole member

	By:	/s/ Wayne Byrne
	Name:	Wayne Byrne
	Title:	Chief Financial Officer

AGY HUNTINGDON LLC

By:	AGY Holding Corp., its sole member

	By:	/s/ Wayne Byrne
	Name:	Wayne Byrne
	Title:	Chief Financial Officer

THE BANK OF NOVA SCOTIA

By:	/s/ Zoran Miljkovic
Name:	Zoran Miljkovic
Title:	Director

By:	/s/ Anthony J. Capuano
Name:	Anthony J. Capuano
Title:	Director